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EXHIBIT 5

April 29, 2003

International Business Machines Corporation
New Orchard Road
Armonk, NY 10504

Ladies and Gentlemen:

        I am Assistant Secretary and Associate General Counsel of International Business Machines Corporation (herein called the "Corporation") and an attorney duly admitted to practice in the State of New York. I am familiar with the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") regarding the shares of common stock, par value $.20 per share, of the Corporation (the "Shares") to be issued pursuant to the IBM 2003 Employees Stock Purchase Plan (the "Plan").

        I, working together with competent members of the Corporation's legal department, have reviewed such documents and records as I have deemed necessary or appropriate to enable me to express an informed and reasoned legal opinion with respect to the matters covered hereby.

        Based upon the foregoing, I am of the opinion that, when issued or sold in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

        I hereby consent to the use of my name in the Registration Statement as the legal counsel who has passed upon the legality of the Shares, as well as to the use of this legal opinion as part of the Registration Statement, as an Exhibit to the Registration Statement.

Very truly yours,

/s/ ANDREW BONZANI ANDREW BONZANI, ESQ. ASSISTANT SECRETARY AND ASSOCIATE GENERAL COUNSEL

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  EXHIBIT 5